EXHIBIT 99.1

For Immediate Release
CONTACT: Thomas J. Bellgraph, Vice President/CFO
Hastings Manufacturing Co. -- (269) 945-2491
or
Brian Edwards, Ryan McGrath (mail@lambert-edwards.com)
Lambert, Edwards & Associates -- (616) 233-0500

Hastings Manufacturing Reports Third-Quarter Results

HASTINGS, Mich., November 13, 2003 -- Hastings Manufacturing Co. (AMEX: HMF) today announced results for the third quarter ended September 30, 2003.

The Hastings, Mich.-based piston ring manufacturer and engine-products specialist reported a net loss of $130,522, or $0.18 per diluted share, on net sales of $10.8 million for the third quarter of 2003, compared with net income of $146,352 or $0.19 per diluted share, on net sales of $8.7 million in the same period last year. The 2003 third-quarter figures include operating results from Toronto-based Ertel Manufacturing Corp. and its affiliate Syzygy Auto Distribution Inc., which were acquired in March of this year.

The company said revenues increased 24.7 percent versus the third quarter of last year, due primarily to the inclusion of sales from the recently acquired Canadian operations. The newly acquired Canadian operations contributed approximately $2.8 million to third-quarter revenues, helping offset lower sales of piston rings and a decrease in revenues related to the sale of Zollner™ pistons and ACL® engine components versus last year's third quarter. The Company said softness in the global replacement-parts market had a negative impact on its sales results in the third quarter of 2003.

Hastings said direct costs associated with the acquisition and a change in product mix resulted in lower gross margin for the third-quarter of 2003. Hastings reported a gross margin of 24.1 percent for the quarter, compared with 31.5 percent in the same period last year.

Operating expenses increased 7 percent, driven by increased costs related to the acquisition. The Company said it has initiated several cost reduction initiatives over the past six months to help relieve pressure on margins and align expenses with current marketing conditions. In spring 2003, the Company reduced expenses through a combination of voluntary and involuntary layoffs, as well as reductions in operating expenses. In October, the Company filed the appropriate documents to voluntarily delist its common stock from the American Stock Exchange and to terminate its registration with the Securities and Exchange Commission.

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HASTINGS/page 2

"We face many short-term challenges both internally and externally, but have initiated several important initiatives to help us weather these difficult conditions while building a foundation for growth," said Mark Johnson, chairman and chief executive officer of Hastings Manufacturing. "We are continuously examining opportunities where we can reduce costs and improve profitability in all areas of the Company. Additionally, we are investing in opportunities to expand the range of products we can offer customers and improve our distribution in the U.S., Canada and overseas."

The acquisition of Ertel and Syzygy has enabled Hastings to increase sales and expand its market share throughout Canada. Additionally, the Company recently announced plans to introduce its new line of pistons under the Hastings® brand in early 2004, offering broader coverage and increased availability to engine-parts warehouses, engine rebuilders and aftermarket retailers.

As noted above, in October Hastings began the process of delisting its common stock from the American Stock Exchange and terminating its status as a reporting company under the Securities Exchange Act. Hastings said it expects to complete this process within the next week and that its common stock should be immediately eligible for trading through the Pink Sheets (www.pinksheets.com), an electronic quotation service for over-the-counter securities. The Company reported it would continue to explore options to provide continued trading and liquidity for shareholders.

Hastings Manufacturing Co. serves the automotive parts market with a complete line of internal engine products including piston rings and pistons sold under the HASTINGS® brand name; and gaskets, import pistons, engine bearings and a variety of other engine components sold under the ACL brand. Hastings also markets engine additives sold under the CASITE® brand through The Casite Company, a joint venture that markets both directly and through independent representatives. Canadian distribution of all products is handled through a wholly owned subsidiary, Hastings, Inc. located in Barrie, Ontario.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this news release include certain predictions and projections that may be considered forward-looking statements under securities laws. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. In particular and without limiting the generality of the foregoing, there can be no assurance that an active trading market for the Company's common stock in the Pink Sheets will develop.

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HASTINGS/page 3

Hastings Manufacturing Company and Subsidiaries
Condensed Consolidated Statements of Income

	Three months ended			Nine months ended

September 30,	2003		2002	2003	2002

Net Sales	$10,786,503		$8,650,938	$31,348,154	$27,874,118
Cost of Sales	8,182,462		5,926,189	23,276,407	18,986,410

Gross profit	2,604,041		2,724,749	8,071,747	8,887,708

Operating Expenses
Advertising	43,326		50,698	120,242	160,025
Selling	829,242		789,027	2,540,943	2,300,255
General and administrative	1,690,874		1,553,520	5,103,822	4,737,747

	2,563,442		2,393,245	7,765,007	7,198,027

Operating income	40,599		331,504	306,740	1,689,681

Other Expenses (Income)
Interest expense	265,620		96,848	651,553	305,617
Net gain on foreign currency transactions	(35,861)		1,222	(224,284)	(3,729)
Other, net	23,362		(5,918)	42,680	(11,254)

	253,121		92,152	469,949	290,634

Income (Loss) before income tax expense	(212,522)		239,352	(163,209)	1,399,047

Income Tax Expense	(82,000)		93,000	(61,000)	557,000

Net Income (Loss)	(130,522)		146,352	(102,209)	842,047

Basic Earnings Per Share of Common Stock (Note 4)	$(.18)	$	..20	$(.14)	$1.13
Diluted Earnings Per Share of Common Stock (Note 4)	$(.18)	$	..19	$(.14)	$1.12